Exhibit 10.3

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of the date signed by the Employer, between Activision Blizzard, Inc. (“Activision Blizzard”, or the “Employer”, and, together with its subsidiaries, the “Activision Blizzard Group”), and Thomas Tippl (“you”).

RECITAL

The Employer desires to employ you, and you desire to be so employed by the Employer, on the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth in this Agreement, the Employer and you hereby agree as follows:

1.                                      Term of Employment

Effective May 5, 2017 (“Effective Date”), you shall be an employee, with the terms and conditions of employment outlined below.   You and the Employer each agree to provide the other with at least three (3) months’ notice of any intent not to continue your employment; provided, however, that the Company may provide to you pay in lieu of notice at its sole discretion.  The period during which you are employed pursuant to this Agreement is referred to as the “Employment Period.”

2.                                      Compensation

(a)                                 Subject to the provisions of this Agreement, in full consideration for all rights and services provided by you under this Agreement, you shall receive only the compensation set forth in this Section 2.

(b)                                 You shall continue to receive an annual base salary (“Base Salary”) of $1,433,250 (less applicable taxes and withholdings), which shall be paid in accordance with the Employer’s payroll policies.

(c)                                  You will be eligible to receive an annual discretionary bonus only for the calendar year 2017 (the “Annual Bonus”).  Your target Annual Bonus target will be one hundred and fifty percent (150%) of your Base Salary.  In all instances, the actual amount of the Annual Bonus, if any, shall be determined by the Employer, in its sole and absolute discretion, and may be based on, your overall performance and the performance of the Activision Blizzard Group.  The Annual Bonus, if any, will be paid at the same time bonuses for that year are generally paid to other executives, but in no event earlier than January 1, 2018, or later than March 15, 2018, and will be subject to taxes and withholdings.  You must remain continuously employed by the Activision Blizzard Group through the date on which an Annual Bonus, if any, is paid to be eligible to receive such Annual Bonus.  You will not be entitled to receive any additional discretionary bonuses for periods after 2017.

(d)                                 Subject to the approval of the Compensation Committee of the Board of Directors of Activision Blizzard (the “Compensation Committee”), Activision Blizzard will grant to you equity awards with a total target grant value of $3,000,000 as provided for below.

(i)                                     Activision Blizzard shall grant to you performance-vesting restricted share units which represent the conditional right to receive shares of Activision Blizzard’s common stock (the “2017 Performance Share Units”), with a target value at the time of grant of approximately $3,000,000 (the “2017 Target PSU Grant Value”).  The actual number of 2017 Performance Share Units awarded to you on the grant date shall be equal to the 2017 Target PSU Grant Value divided by the official closing price of Activision Blizzard’s common stock on the effective date of the grant, as reported by NASDAQ.  The number of 2017 Performance Share Units awarded shall be rounded to the nearest whole number and shall be determined by the Compensation Committee in its sole discretion, and Activision Blizzard retains the discretion to modify the methodology for such calculations as needed.  Subject to your remaining employed by the Activision Blizzard Group through the applicable vesting dates, the actual number of shares of Activision Blizzard’s common stock (“Shares”) that shall be received on each of the applicable vesting dates is determined as follows:

a. One-half of the 2017 Performance Share Units (the “First Tranche 2017 Performance Share Units”) shall vest on December 31, 2018, if, and only if, the Compensation Committee determines that the non-GAAP earnings per share (as previously defined) for Activision Blizzard for fiscal year 2017 (the “2017 EPS”) is 100% or more than the annual operating plan non-GAAP earnings per share (as previously defined) objective established by the Board of Directors for fiscal year 2017 (the “2017 AOP Objective”).  If the 2017 EPS is less than 100% of the 2017 AOP Objective, then the First Tranche 2017 Performance Share Units will not vest and shall be forfeited.  If the 2017 EPS is 100% or more of the 2017 AOP Objective, then you shall receive Shares representing 100% of the First Tranche 2017 Performance Share Units.

b. One-half of the 2017 Performance Share Units (the “Second Tranche 2017 Performance Share Units”) shall vest on December 31, 2019, if, and only if, the Compensation Committee determines that the non-GAAP earnings per share (as previously defined) for Activision Blizzard for fiscal year 2018 (the “2018 EPS”) is 100% or more than the annual operating plan non-GAAP earnings per share (as previously defined) objective established by the Board of Directors for fiscal year 2018 (the “2018 AOP Objective”).  If the 2018 EPS is less than 100% of the 2018 AOP Objective, then the Second Tranche 2017 Performance Share Units will not vest and shall be forfeited.  If the 2018 EPS is 100% or more of the 2018 AOP Objective, then you shall receive Shares representing 100% of the Second Tranche 2017 Performance Share Units.

The Company reserves the right to modify the manner of calculating non-GAAP earnings per share and non-GAAP earnings per share (as previously defined), so long as such calculations are applied a] in the same manner to all similarly situated executives of Activision Blizzard; and b] to both the actual results and the goal for the same measurement period.

The 2017 Performance Share Units are also referred to as the “2017 Equity Awards.”  You acknowledge that the grant of 2017 Equity Awards pursuant to this Section 2(d) is expressly conditioned upon approval by the Compensation Committee and that the Compensation Committee has discretion to approve or disapprove the grants and/or to determine and make modifications to the terms of the grants.  The 2017 Equity Awards shall be subject to all terms of the equity incentive plan pursuant to which they are granted (the “Incentive Plan”), and Activision Blizzard’s standard forms of award agreement.  In the event of a conflict between this Agreement and the terms of the Incentive Plan or award agreements, the Incentive Plan or the award agreements, as applicable, shall govern.

(e)                                  From time to time, you may be eligible, subject to the approval of the Compensation Committee, for additional equity awards based on achievement of the Company’s three-year plans.

3.                                      Title; Location

You shall serve as Vice Chairman of Activision Blizzard, which is a management (not a Board of Directors) position.  Your principal place of business shall be a home office at your residence and an office at the Employer’s headquarters in Santa Monica, California; provided, however, that you acknowledge and agree that upon reasonable notice and a mutually agreed schedule, the Chief Executive Officer of Employer may ask you to travel from time to time for business.  In connection with your duties for the Company, you shall be entitled to support from a shared executive assistant.

4.                                      Duties

You shall report directly and only to the Chief Executive Officer of the Employer and shall have such duties commensurate with your position as may be assigned to you from time to time by the Chief Executive Officer of the Employer.  Your position is part-time and it is expected that after a brief transition period, your duties will consist of participating in Board of Directors level meetings and consulting from time to time with the Chief Executive Officer of Employer upon reasonable notice and on a mutually agreed schedule.  You are also required to read, review and observe all of the Activision Blizzard Group’s policies, procedures, rules and regulations in effect from time to time during the Term that apply to employees of the Employer, including, without limitation, the Code of Conduct, as amended from time to time.  Given the part-time nature of your duties, you will be eligible to engage in other work, so long as such work is not a violation of this Agreement or the Company’s Conflict of Interest policies.

5.                                      Expenses

To the extent you incur necessary and reasonable travel or other business expenses in the course of your employment, you shall be reimbursed for such expenses, upon presentation of written documentation in accordance with the Employer’s policies in effect from time to time.

6.                                      Other Benefits

You shall be eligible to participate in all health, welfare, retirement, pension, life insurance, disability, perquisite and similar plans, programs and arrangements generally available to executives of the Employer from time to time during the Term, subject to the then-prevailing terms, conditions and eligibility requirements of each such plan, program, or arrangement. The Company may, at its option, provide you with such benefits through different or individual policies, plans, programs or arrangements so long as each of them provides equivalent material benefits compared to those made generally available to executives of the Employer.  The Company shall also continue to provide to you at the Company’s expense a supplemental term life insurance policy with a benefit amount of $9,375,000, through a carrier of the Company’s choice.  You also shall be entitled to all paid holidays allowed by the Employer to its employees in the United States.

7.                                      Protection of the Employer’s Interests

(a)                                 Non-Competition During the Employment Period.  During the Employment Period, you will owe a duty of loyalty to the Employer.  Accordingly, you shall not engage (including, without limitation, as an officer, director, shareholder, owner, partner, joint venturer, member or in a managerial capacity, or as an employee, independent contractor, consultant, advisor or sales representative) in any Competitive Business (as hereinafter defined).  For purposes of determining whether you are permitted to be a shareholder of a corporation engaged in a Competitive Business, your ownership of less than 5% of the issued and outstanding securities of any company shall be permitted.  The Company and you further agree that your ownership of 5% or more of the issued and outstanding securities of a Competitive Business shall be permitted if such acquisition or event arises through third-party investments where you do not control or intentionally influence the investment decision; provided, that during the Employment Period you regularly use commercially reasonable efforts to determine whether your ownership exceeds 5% and upon any such determination by you, you shall promptly inform the CEO of the Employer and cooperate in good faith with the CEO of the Employer to address and resolve any conflicts of interest and corporate governance issues arising from such ownership.  As used herein, the term “Competitive Business” shall mean any business in which the Company is then actively engaged or about which the Board is engaged in active discussions as a possible expansion of the Company’s business.

(b)                                 Property of the Activision Blizzard Group.  All rights worldwide with respect to any and all intellectual or other property of any nature produced, created or suggested by you, whether on your own time or not, alone or with others, during the term of your employment or resulting from your services which (i) relate in any manner at the time of conception or reduction to practice to the actual or demonstrably anticipated business of the Activision Blizzard Group, (ii) result from or are suggested by any task assigned to you or any work performed by you on behalf of the Activision Blizzard Group, (iii) were created using the time or resources of the Activision Blizzard Group, or (iv) are based on any property owned or idea conceived by the Activision Blizzard Group, shall be deemed to be a work made for hire and shall be the sole and exclusive property of the Activision Blizzard Group.  You agree to execute, acknowledge and deliver to the Employer, at the Employer’s request, such further documents, including copyright and patent assignments, as the Employer finds appropriate to evidence the Activision Blizzard Group’s rights in such property.  Your agreement to assign to the Activision Blizzard Group any of your rights as set forth in this Section 7(b) shall not apply to any invention that qualifies fully under the provisions of California Labor Code Section 2870, where no equipment, supplies, facility or trade secret information of the Activision Blizzard Group was used, where the invention was developed entirely upon your own time, where the invention does not relate to the Activision Blizzard Group’s business, and where the invention does not result from any work performed by you for the Activision Blizzard Group.

(c)                                  Confidentiality.  You acknowledge, and the Employer agrees, that during your employment you will have access to and become informed of confidential and proprietary information concerning the Activision Blizzard Group.  During your employment and at all times following the termination of your employment, confidential or proprietary information of any entity in the Activision Blizzard Group shall not be used by you or disclosed or made available by you to any person except as required in the course of your employment with the Activision Blizzard Group or as otherwise provided for in the Employee Confidential Information Agreement (which you previously signed and is attached as Exhibit A hereto (the “Confidential Information Agreement”)).  Upon the termination of your employment (or at any time on the Employer’s request), you shall return to the Activision Blizzard Group all such information that exists, whether in electronic, written, or other form (and all copies or extracts thereof) under your control and shall not retain such information in any form, including without limitation on any devices, disks or other media.  Without limiting the generality of the foregoing, you acknowledge signing and delivering to the Employer the Confidential Information Agreement as of the Effective Date and you agree that all terms and conditions contained in such agreement, and all of your obligations and commitments provided for in such agreement, shall be deemed, and hereby are, incorporated into this Agreement as if set forth in full herein.

(d)                                 Return of Property and Resignation from Office.  You acknowledge that, upon termination of your employment for any reason whatsoever (or at any time on the Employer’s request), you will promptly deliver to the Activision Blizzard Group or surrender to the Activision Blizzard Group’s representative all property of any entity in the Activision Blizzard Group, including, without limitation, all documents and other materials (and all copies thereof) relating to the Activision Blizzard Group’s business, all identification and access cards, all contact lists and third party business cards however and wherever preserved, and any equipment provided by any entity in the Activision Blizzard Group, including, without limitation, computers, telephones, personal digital assistants, memory cards and similar devices that you possess or have in your custody or under your control. You will cooperate with the Activision Blizzard Group by participating in interviews to share any knowledge you may have regarding the Activision Blizzard Group’s intellectual or other property with personnel designated by the Activision Blizzard Group.  You also agree to resign from any office held by you within the Activision Blizzard Group immediately upon termination of your employment for any reason whatsoever (or at any time on the Employer’s request) and you irrevocably appoint any person designated as the Activision Blizzard Group’s representative at that time as your delegate to effect such resignation.

(e)                                  Covenant Not to Solicit. During the Employment Period and for two (2) years thereafter (the “Restricted Period”), you covenant and agree that you shall not directly interfere with or attempt to interfere with the relationship between the Activision Blizzard Group and any person who is, or was during the then most recent six (6) -month period, an officer or employee of the Activision Blizzard Group or solicit, induce, hire or attempt to solicit, induce or hire any of them to leave the employ of any member of the Activision Blizzard Group or violate the terms of their respective contracts, or any employment arrangements, with such entities.

(f)                                   You expressly acknowledge and agree that the restrictions contained in this Section 7 are reasonably tailored to protect the Activision Blizzard Group’s confidential information and trade secrets and to ensure that you do not violate your duty of loyalty or any other fiduciary duty to the Employer, and are reasonable in all circumstances in scope, duration and all other respects.

8.                                      Termination of Employment

(a)                                 By the Employer for Cause.

(i)                                     At any time during the Term, the Employer may terminate your employment for “Cause,” which shall mean a reasonable and good-faith determination by the Employer that you (i) engaged in gross negligence in the performance of your duties or willfully and continuously failed or refused to perform any duties reasonably requested in the course of your employment; (ii) engaged in fraud, dishonesty, or any other serious misconduct that causes or has the potential to cause, harm to any entity in the Activision Blizzard Group, including its business or reputation; (iii) materially violated any lawful directives or policies of the Activision Blizzard Group or any laws, rules or regulations applicable to your employment with the Activision Blizzard Group; (iv) materially breached this Agreement; (v) materially breached any proprietary information or confidentiality agreement with any entity in the Activision Blizzard Group; (vi) were convicted of, or pled guilty or no contest to, a felony or crime involving dishonesty or moral turpitude; or (vii) materially breached your fiduciary duties to the Activision Blizzard Group.

(ii)                                  In the case of any termination for Cause that is curable without any residual damage (financial or otherwise) to the Employer or any entity in the Activision Blizzard Group, the Employer shall give you at least thirty (30) days written notice of its intent to terminate your employment; provided, that in no event shall any termination pursuant to clause (vi) of the definition of Cause be deemed curable.  The notice shall specify (x) the effective date of your termination and (y) the particular acts or circumstances that constitute Cause for such termination.  You shall be given the opportunity within fifteen (15) days after receiving the notice to explain why Cause does not exist or to cure any basis for Cause (other than a termination pursuant to clause (vi) of the definition thereof).  Within fifteen (15) days after any such explanation or cure, the Employer will make its final determination regarding whether Cause exists and deliver such determination to you in writing.  If the final decision is that Cause exists and no cure has occurred, your employment with the Employer shall be terminated for Cause as of the date of termination specified in the original notice.  If the final decision is that Cause does not exist or a cure has occurred, your employment with the Employer shall not be terminated for Cause at that time.

(iii)                               If your employment terminates for any reason other than a termination by the Employer for Cause, at a time when the Employer had Cause to terminate you (or would have had Cause if it then knew all relevant facts) under clauses (i), (ii), (v), (vi) or (vii) of the definition of Cause, your termination shall be treated as a termination by the Employer for Cause.

(b)                                 By the Employer Without Cause.  Upon three months’ prior written notice, the Employer may terminate your employment without Cause at any time and such termination shall not be deemed a breach by the Employer of any term of this Agreement or any other duty or obligation, expressed or implied, which the Employer may owe to you pursuant to any principle or provision of law.

(c)                                  By You for Any Reason.  At any time, upon three months’ prior written notice, you may terminate your employment for any reason and such termination shall not be deemed a breach by you of any term of this Agreement or any other duty or obligation, expressed or implied, which you may owe to the Employer pursuant to any principle or provision of law.  The Company may provide to you pay in lieu of notice at its sole discretion.

(d)                                 Death.  In the event of your death, your employment shall terminate immediately as of the date of your death.

(e)                                  Disability.  In the event that you are or become “disabled,” the Employer shall, to the extent permitted by applicable law, have the right to terminate your employment.  For purposes of this Agreement, “disabled” shall mean that either (i) you are receiving benefits under any long-term disability plan of the Employer then in effect, including any individualized plan the Employer may make available to you, or (ii) if there is no such long-term disability plan of the Employer then in effect, you have a long-term and continuous physical or mental impairment that renders you unable to perform the duties required of you under this Agreement, even with the Employer providing you a reasonable accommodation, as determined by a physician mutually acceptable to you and the Employer.  You shall cooperate and make yourself available for any medical examination requested by the Employer with respect to any determination of whether you are disabled within ten (10) days of such a request.  Without limiting the generality of the foregoing, to the extent provided by the Employer’s policies and practices then in effect, you shall not receive any Base Salary during any period in which you are disabled; provided, however, that nothing in this Section 8(e) shall impact any right you may have to any payments under the Employer’s short-term and long-term disability plans, if any.

9.                                      Termination of Obligations and Severance Payments

(a)                                 General.  Upon the termination of your employment pursuant to Section 8, your rights and the Employer’s obligations to you under this Agreement shall immediately terminate except as provided in this Section 9 and Section 10(q).  The benefits provided pursuant to this Section 9 are (x) in lieu of any severance or income continuation protection under any plan of the Activision Blizzard Group that may now or hereafter exist and (y) deemed to satisfy and be in full and final settlement of all obligations of the Activision Blizzard Group to you under this Agreement.  You shall have no further right to receive any other compensation benefits following your termination of employment for any reason except as set forth in this Section 9 and pursuant to Section 1, if and to the extent, the Company elects to provide to you pay in lieu of notice.

For the purposes of this Agreement, the following terms shall have the following meanings:

“Basic Severance” shall mean payment of (1) any Base Salary earned but unpaid as of the Termination Date; and (2) any business expenses incurred but not reimbursed under Section 5 as of the Termination Date.

“Termination Date” shall mean the effective date of your termination of employment pursuant to Sections 9(a)-(e).

(b)                                 Employee for Any Reason.  In the event your employment is terminated under Section 8(c):

(i)                                     Basic Severance.  You, your heirs or estate, as the case may be, shall receive payment of the Basic Severance in a lump sum within thirty (30) days following the Termination Date unless a different payment date is prescribed by an applicable compensation, incentive or benefit plan, in which case payment shall be made in accordance with such plan;

(ii)                                  Impact on Equity Awards.  All outstanding equity awards (including the 2017 Equity Awards) shall cease to vest and will be cancelled immediately.  All vested performance share units (including the 2017 Equity Awards) shall be paid in accordance with their terms.

(c)                                  Termination by the Employer Without Cause or as a Result of Death or Disability.  In the event the Employer terminates your employment under Section 8(b), (d) or (e):

(i)                                     Basic Severance.  You shall receive payment of the Basic Severance in a lump sum within thirty (30) days following the Termination Date unless a different payment date is prescribed by an applicable compensation, incentive or benefit plan, in which case payment shall be made in accordance with such plan;

(ii)                                  Impact on Equity Awards.  All outstanding equity awards (including the 2017 Equity Awards) shall continue to be eligible for vesting contingent upon satisfaction of the applicable performance metric(s).  If the Compensation Committee determines the applicable performance metric(s) have been satisfied, the 2017 Equity Awards will vest only upon such determination. All vested performance share units (including the 2017 Equity Awards) shall be paid in accordance with their terms; and

(iii)                               Severance Conditioned Upon Release.  In the event that your employment terminates pursuant to Section 8(b), then, the benefits described in Section 9(c)(ii) are conditioned upon your or your legal representative’s execution of a waiver and release in a form prepared by the Employer.

(d)                                 Termination by the Employer For Cause.  In the event your employment is terminated by the Employer under Section 8(a), then:

(i)                                     Basic Severance.  You shall receive payment of the Basic Severance in a lump sum within thirty (30) days following the Termination Date unless a different payment date is prescribed by an applicable compensation, incentive or benefit plan, in which case payment shall be made in accordance with such plan; and

(ii)                                  Impact on Equity Awards.  All outstanding equity awards (including the 2017 Equity Awards) shall cease to vest and, whether or not vested, shall no longer be exercisable and shall be cancelled immediately.

(e)                                  Breach of Post-termination Obligations or Subsequent Employment.

(i)                                     Breach of Post-termination Obligations. In the event that you materially breach any of your obligations under Section 7, the Employer’s obligation, if any, to provide benefits under Section 9 (other than payment of the Basic Severance) shall immediately and permanently cease and you shall not be entitled to any such payments or benefits.

10.                               General Provisions

(a)                                 Entire Agreement.  This Agreement, together with the Confidential Information Agreement and the Activision Blizzard Group Dispute Resolution Agreement (the “Dispute Resolution Agreement”, as referenced in Section 10(k) below), supersede all prior or contemporaneous agreements and statements, whether written or oral, concerning the terms of your employment with the Activision Blizzard Group, and no amendment or modification of these agreements shall be binding unless it is set forth in a writing signed by both the Employer and you.  To the extent that this Agreement conflicts with any of the Employer’s policies, procedures, rules or regulations, this Agreement shall supersede the other policies, procedures, rules or regulations.

(b)                                 Use of Employee’s Name and Likeness.  You hereby irrevocably grant the Activision Blizzard Group the right, but not the obligation, to use your name or likeness in any product made by the Activision Blizzard Group or for any publicity or advertising purpose in any medium now known or hereafter existing.

(c)                                  Assignment.  This Agreement and the rights and obligations hereunder shall not be assignable or transferable by you without the prior written consent of the Employer.  The Employer may assign this Agreement or all or any part of its rights and obligations under this Agreement at any time and following such assignment all references to the Employer shall be deemed to refer to such assignee and the Employer shall thereafter have no obligation under this Agreement.

(d)                                 No Conflict with Prior Agreements.  You represent to the Employer that neither your commencement of employment under this Agreement nor the performance of your duties under this Agreement conflicts or will conflict with any contractual or legal commitment on your part to any third party, nor does it or will it violate or interfere with any rights of any third party.  If you have acquired any confidential or proprietary information in the course of your prior employment or otherwise in connection with your provision of services to any entity outside the Activision Blizzard Group, during the Term you will fully comply with any duties to such entity then-applicable to you not to disclose or otherwise use such information.

(e)                                  Successors.  This Agreement shall be binding on and inure to the benefit of the Employer and its successors and assigns, including successors by merger and operation of law.  This Agreement shall also be binding on and inure to the benefit of you and your heirs, executors, administrators and legal representatives.

(f)                                   Waiver.  No waiver by you or the Employer at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  No waiver of any provision of this Agreement shall be implied from any course of dealing between or among the parties hereto or from any failure by any party hereto to assert its rights hereunder on any occasion or series of occasions.

(g)                                  Expiration.  This Agreement does not constitute a commitment of the Employer with regard to your employment, express or implied, other than to the extent expressly provided for herein.  Upon the Termination Date neither the Employer nor you shall have any obligation to the other with respect to your continued employment.

(h)                                 Taxation.  The Employer may withhold from any payments made under the Agreement all federal, state, city or other applicable taxes or amounts as shall be required or permitted pursuant to any law, governmental regulation or ruling or agreement with you.

(i)                                     Immigration.  In accordance with the Immigration Reform and Control Act of 1986, employment under this Agreement is conditioned upon satisfactory proof of your identity and legal ability to work in the United States.

(j)                                    Choice of Law.  Except to the extent governed by federal law, this Agreement shall be governed by and construed in accordance with the laws of the State of California or whatever other state in which you were last employed by the Employer, without regard to conflict of law principles.

(k)                                 Arbitration.  Except as otherwise provided in this Agreement, both parties agree that any dispute or controversy between them will be settled by final and binding arbitration pursuant to the terms of the Dispute Resolution Agreement (which you previously signed on [insert date], and is attached hereto as Exhibit B).

(l)                                     Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under, or would require the commission of any act contrary to, existing or future laws effective during the Term, such provisions shall be fully severable, the Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.  Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a legal and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

(m)                             Injunctive Relief.  In the event of a breach of or threatened breach of the provisions of this Agreement regarding the provisions of Section 7, you agree that any remedy at law would be inadequate.  Accordingly, you agree that the Employer is entitled to obtain injunctive relief for such breaches or threatened breaches in any court of competent jurisdiction.  The injunctive relief provided for in Exhibit B and this Section 10(n) is in addition to, and is not in limitation of, any and all other remedies at law or in equity otherwise available to the applicable party.  The parties agree to waive the requirement of posting a bond in connection with a court or arbitrator’s issuance of an injunction.

(n)                                 Remedies Cumulative.  The remedies in this Agreement are not exclusive, and the parties shall have the right to pursue any other legal or equitable remedies to enforce the terms of this Agreement.

(o)                                 Headings.  The headings set forth herein are included solely for the purpose of identification and shall not be used for the purpose of construing the meaning of the provisions of this Agreement.

(p)                                 Section 409A.  To the extent applicable, it is intended that the Agreement comply with the provisions of Section 409A.  The Agreement will be administered and interpreted in a manner consistent with this intent, and any provision that would cause the Agreement to fail to satisfy Section 409A will have no force and effect until amended to comply therewith (which amendment may be retroactive to the extent permitted by Section 409A).  Notwithstanding anything contained herein to the contrary, to the extent any payment under this Agreement is subject to Section 409A, you shall not be considered to have terminated employment with the Employer for purposes of the Agreement and no payments shall be due to you under the Agreement which are payable upon your termination of employment unless you would be considered to have incurred a “separation from service” from the Employer within the meaning of Section 409A.  To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Agreement during the six-month period immediately following your termination of employment shall instead be paid on the first business day after the date that is six months following your termination of employment (or upon your death, if earlier).  In addition, for purposes of the Agreement, each amount to be paid or benefit to be provided to you pursuant to the Employment Agreement shall be construed as a separate identified payment for purposes of Section 409A.  With respect to expenses eligible for reimbursement under the terms of the Agreement, (i) the amount of such expenses eligible for reimbursement in any taxable year shall not affect the expenses eligible for reimbursement in another taxable year and (ii) any reimbursements of such expenses shall be made no later than the end of the calendar year following the calendar year in which the related expenses were incurred, except, in each case, to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A; provided, however that with respect to any reimbursements for any taxes to which you become entitled under the terms of the Agreement, the payment of such reimbursements shall be made by the Employer no later than the end of the calendar year following the calendar year in which you remit the related taxes.

(q)                                 Survivability.  The provisions of Sections 7, 9, 10, 11 and 12, as well as Exhibits A and B, the shall survive the termination of this Agreement.

(r)                                    Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original and both of which together shall constitute one and the same instrument.

(s)                                   Legal Counsel.  You acknowledge that you have been given the opportunity to consult with legal counsel or any other advisor of your own choosing regarding this Agreement.  You understand and agree that any attorney retained by the Employer, the Activision Blizzard Group or any member of management who has discussed any term or condition of this Agreement with you or your advisor is only acting on behalf of the Employer and not on your behalf.

(t)                                    Right to Negotiate.  You hereby acknowledge that you have been given the opportunity to participate in the negotiation of the terms of this Agreement.  You acknowledge and confirm that you have read this Agreement and fully understand its terms and contents.

(u)                                 No Broker.  You have given no indication, representation or commitment of any nature to any broker, finder, agent or other third party to the effect that any fees or commissions of any nature are, or under any circumstances might be, payable by the Activision Blizzard Group in connection with your employment under this Agreement.

(v)                                 All Terms Material.  Your failure to comply with any of the terms of this Agreement shall constitute a material breach of this Agreement.

11.                               Indemnification

The Employer agrees that it shall indemnify and hold you harmless to the fullest extent permitted by Delaware law from and against any and all third-party liabilities, costs and claims, and all expenses actually and reasonably incurred by you in connection therewith by reason of the fact that you are or were employed by the Activision Blizzard Group, including, without limitation, all costs and expenses actually and reasonably incurred by you in defense of litigation arising out of your employment hereunder.

12.                               Notices

All notices which either party is required or may desire to give the other shall be in writing and given either personally or by depositing the same in the United States mail addressed to the party to be given notice as follows:

To the Employer:	Activision Blizzard, Inc. 3100 Ocean Park Boulevard Santa Monica, California 90405 Attention: Chief Legal Officer

To You:	Thomas Tippl c/o then-current address on file with Human Resources

Either party may by written notice designate a different address for giving of notices.  The date of mailing of any such notices shall be deemed to be the date on which such notice is given.

ACCEPTED AND AGREED TO:

Employer		Employee

ACTIVISION BLIZZARD, INC.

By:	/s/ Brian Stolz	/s/ Thomas Tippl
	Brian Stolz	Thomas Tippl
Chief People Officer

Date:	5/5/2017	Date:	5/5/2017